Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, of our report dated November 29, 2016, relating to the consolidated financial statements and financial statement schedules of Atkore International Group Inc. and subsidiaries, appearing in the Prospectus, which is a part of Registration Statement No. 333-215970 on Form S-1 (Amendment No. 1) of Atkore International Group Inc.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Chicago, Illinois

February 16, 2017